UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): November 5, 2010

Gulf Resources, Inc.
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)

000-20936 (Commission File Number)	13-3637458 (IRS Employer Identification No.)

Chenming Industrial Park, Shouguang City, Shandong, China 262714

 (Address of principal executive offices and zip code)

+86 (536) 567-0008

(Registrant's telephone number including area code)

(Registrant's former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 5, 2010, Shouguang City Haoyuan Chemical Co., Ltd. ("SCHC"), a wholly-owned subsidiary of Gulf Resources, Inc. (the “Company”), entered into a Lease Contract (the “Lease Contract”) with State-Operated Shouguang Qingshuibo Farm (the “Lessor”), and on March 1, 2011, SCHC and the Lessor entered into a Supplementary Agreement relating to the Lease Contract (the “Supplementary Agreement” and collectively with the Lease Contract the “Agreements”).

Pursuant to the Agreements, SCHC shall lease certain property with an area of 3,192 square meters and buildings adjacent to the Company’s Factory No. 1 (the “Property”).  There are currently non-operating bromine production facilities on the Property which have not been in production for more than 12 months.  The annual lease payment for the Property is RMB 5 million per year and shall be paid by SCHC no later than June 30th of each year.  The term of the Lease Contract is for twenty years commencing from January 1, 2011 and the Lease Contract may be renewed by SCHC for an additional twenty year period on the same terms.

The Lessor has agreed to permit SCHC to reconstruct and renovate the existing bromine production facilities on the Property.  In addition, pursuant to the Agreements, the Lessor has also agreed to allow SCHC to build 100 brine water drilling wells and transmission ditches on the Lessor’s land adjacent to the Property.

Copies of the Lease Contract and the Supplementary Agreement are attached hereto as Exhibit 10.1 and 10.2.

Item 8.01 Other Events.

On March 4, 2011, the Company issued a press release announcing it had provided final update on internal control assessment. A copy of such press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No. 10.1 10.2 99.1	Description Lease Contract Supplementary Agreement Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GULF RESOURCES, INC.

By:	/s/ Xiaobin Liu
Name:	Xiaobin Liu
Title:	Chief Executive Officer

Dated: March 4, 2011

Exhibit Index
Exhibit No. 10.1 10.2 99.1	Description Lease Contract Supplementary Agreement Press Release